UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2017

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01	Other Events.

On March 13, 2017, Neurocrine Biosciences, Inc. (the “Company”) announced it had completed the screening process and initiated hiring the Company’s field-based sales representatives of approximately 140 professionals. Neurocrine already has in place the remainder of the core commercial infrastructure necessary to launch INGREZZATM (valbenazine).

Forward-Looking Statements

Statements contained in this Current Report on Form 8-K regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Specifically, the risks and uncertainties the Company faces include risks that the INGREZZA NDA may not obtain regulatory approval from the FDA for tardive dyskinesia or such approval may be delayed or conditioned; risks that additional regulatory submissions may not occur or be submitted in a timely manner; risks that the FDA or regulatory authorities outside the U.S. may make adverse decisions regarding INGREZZA; risks that ongoing INGREZZA development activities may be delayed for regulatory or other reasons; risks that ongoing or future INGREZZA clinical trials fail to demonstrate that INGREZZA is safe, tolerable or effective, or may not be predictive of real-world results or of results in subsequent clinical trials; risks that INGREZZA may be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; risks associated with the Company’s dependence on third parties for development and manufacturing activities related to INGREZZA; risks that the Company will be unable to raise additional funding, if required, to complete development of or commercialize INGREZZA; risks and uncertainties relating to competitive products and technological changes that may limit demand for INGREZZA; and other risks described in the Company’s annual report on Form 10-K. The Company disclaims any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 13, 2017	NEUROCRINE BIOSCIENCES, INC.

/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer